FOR IMMEDIATE RELEASE
Contact: David H. Dunn
(989) 631-4280

WOLVERINE BANCORP, INC. ANNOUNCES 2014 YEAR END RESULTS

Midland, Michigan, February 26, 2015: Wolverine Bancorp, Inc. (the “Company”), (Nasdaq: WBKC), the holding company for Wolverine Bank (the “Bank”), a federally chartered savings bank headquartered in Midland, Michigan, announced earnings for the year ended December 31, 2014.  For the year ended December 31, 2014, the Company reported net income of $2.7 million, ($2.2 million excluding a one-time, after-tax gain on branch sale), compared to net income of $1.6 million for 2013.  Earnings per share for the year ended December 31, 2014 was $1.28 ($1.04 excluding a one-time after tax gain on branch sale).

Net interest income for the year ended December 31, 2014 increased to $11.5 million from $10.2 million for 2013. Noninterest income decreased to $1.7 million for 2014 from $2.0 million for 2013, primarily due to a decrease of $0.9 million in gains on the sale of mortgage loans in 2014, partially offset by a $0.7 million gain on the sale of a branch completed in the fourth quarter of 2014. Noninterest expense decreased to $8.0 million for 2014 as compared to $9.0 million for 2013, primarily due to a $0.8 million decrease in salaries and employee benefits expense related to the reorganization of bank personnel and a redesign of operational processes.

Total assets increased $38.8 million, or 13.0%, to $336.6 million at December 31, 2014.  The increase was primarily attributable to an increase in net loans which increased $37.1 million, or 14.3%, to $296.5 million.   The increase in loans was primarily attributable to increases of $27.6 million in commercial real estate loans and $13.0 million increase in construction loans, offset in part by a decrease of $5.4 million in one-to-four family residential mortgage loans.   Deposits increased $50.5 million, or 29%, to $223.5 million at December 31, 2014 from $173.0 million at December 31, 2013 primarily due to an increase in certificates of deposit used to fund new loan growth. Our core deposits (consisting of interest-bearing and noninterest-bearing checking accounts, money market accounts and savings accounts) increased $16.0 million.  Cash and cash equivalents increased $3.5 million, or 13.4%, to $29.7 million at December 31, 2014 from $26.2 million at December 31, 2013.  Borrowings decreased $12.0 million, or 19.3%, to $50.0 million from $62.0 million at December 31, 2013 due to repayments of maturing FHLB advances.  Total stockholder’s equity increased $1.2 million, or 2%, primarily due to net income of $2.7 million less dividends of $1.4 million and stock repurchases of $0.8 million during 2014.

Non-performing assets totaled $9.4 million or 2.8% of total assets as of December 31, 2014 as compared to $7.1 million or 2.4% of total assets as of December 31, 2013.   The increase in nonperforming assets was due to one loan relationship of $4.0 million. The loan was downgraded to substandard during the second quarter of 2014.  As noted in previous 10-Q filings, the situation deteriorated further and therefore the loan was changed to nonaccrual in the fourth quarter of 2014.  At December 31, 2014, the general allowance for loan losses was $8.0 million, or 2.6% of total loans, as compared to $7.6 million, or 2.9% of total loans as of December 31, 2013.

David H. Dunn, President and Chief Executive Officer of the Company, commented, “We continue to emphasize growing our loan portfolio, while maintaining prudent underwriting standards.  Increasing overall earnings by enhancing our operational efficiencies and improving customer focus are critical components of our business plan.  We appreciate our shareholders trust and look forward to their continued support.”

Certain statements herein constitute “forward-looking statements” and actual results may differ from those contemplated by these statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verb such as “will,” “would,” “should,” “could” or may.”  Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Wolverine Bancorp, Inc. is engaged and changes in the securities market.  The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

SELECTED FINANCIAL AND OTHER DATA

The following tables set forth selected consolidated historical financial and other data of Wolverine Bancorp, Inc. for the periods and at the dates indicated.  The information at December 31, 2013 is derived from audited financial statements that are not included in this release.  The information at December 31, 2014 is unaudited.

	At December 31
	2014	2013
	(unaudited)
Selected Financial Condition Data:	(In thousands)

Total assets	$336,624	$297,761
Cash and cash equivalents	29,686	26,181
Mortgage loans held for sale	570	1,569
Investment Securities – held-to-maturity	--	123
Loans receivable, net	296,477	259,381
Federal Home Loan Bank stock	2,500	3,320
Real estate owned, held for sale	335	872
Accrued interest receivable	777	699
Deposits	223,529	172,983
Federal Home Loan Bank advances	50,000	61,994
Interest payable and other liabilities	1,557	2,459
Total equity capital	61,538	60,325

	For the Years Ended December 31,
	2014	2013
	(unaudited)
Selected Operating Data:	(In thousands)

Interest and dividend income	$14,607	$13,402
Interest expense	3,144	3,190
Net interest income	11,463	10,212
Provision for loan losses	1,020	830
Net interest income after provision for loan losses	10,443	9,382
Other noninterest income	1,682	1,975
Noninterest expense	8,016	8,994
Income (loss) before income tax expense (benefit)	4,109	2,363
Income tax expense (benefit)	1,426	804
Net income (loss)	$2,683	$1,559